EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126054, 333-46936, and 333-79643 on Form S-8 of our reports dated March 16, 2009, relating to the consolidated financial statements of Nautilus, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48), and the effectiveness of Nautilus, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Nautilus, Inc. for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon March 16, 2009